 Exhibit 10.1

SECOND AMENDMENT

TO

REVOLVING CREDIT FACILITY

and

TERM LOAN FACILITY

DATED March 31, 2003

BETWEEN

MAPINFO CORPORATION, AS BORROWER

AND

JPMORGAN CHASE BANK, NA

     This Second Amendment (the "Agreement") made this 3rd day of August, 2005, by and between MAPINFO CORPORATION, a Delaware corporation with its principal office and place of business at One Global View, Troy, New York 12180 (the "Borrower"), MAPINFO AUSTRALIA PTY, LTD., an Australian corporation with an office for the transaction of business at One Global View, Troy, New York 12180, ERSIS AUSTRALIA PTY, LTD., an Australian corporation with an office for the transaction of business at One Global View, Troy, New York 12180, MAPINFO CANADA, INC., a Canadian corporation with an office for the transaction of business at One Global View, Troy, New York 12180, MAPINFO GmbH, a German business entity, with an office for the transaction of business at One Global View, Troy, New York 12180, MAPINFO LIMITED, a British corporation with an office for the transaction of business at One Global View, Troy, New York 12180, and MAPINFO REALTY, LLC, a New York Limited Liability Company with an office for the transaction of business at One Global View, Troy, New York 12180 (collectively the "Guarantors") and JPMORGAN CHASE BANK, NA, a banking corporation with an office for the transaction of business at 12 Corporate Woods Boulevard, Albany, New York 12211 (the "Bank").

     WHEREAS, the Borrower, the Guarantors and the Bank entered into an Agreement dated March 31, 2003 (the "Loan Agreement"), providing for a Six Million Dollar ($6,000,000) Revolving Credit Facility and a Three Million Dollar ($3,000,000) Term Loan Facility; and

     WHEREAS, the Borrower, the Guarantors and the Bank entered into an agreement effective March 31, 2004 (the "Amended Loan Agreement") under which certain provisions of the Agreement were amended; and

     WHEREAS, the Borrower, the Guarantors and the Bank would like to increase the Revolving Credit Facility, amend certain provisions of the Loan Agreement and add additional Guarantors, all as more particularly set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and mutual covenants and agreements herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant, stipulate and agree as follows:

    Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meaning attributable to them as set forth in the Loan Agreement.

    Amendment to Loan Agreement. Effective as of March 31, 2005, the Loan Agreement is amended as follows:

(a)     Certain definitions in the Loan Agreement are amended to read as follows:

(i)     "Applicable Spread" means, for any day, with respect to any LIBOR Loan, or with respect to the Facility Fees payable hereunder, as the case may be, the Applicable Spread per annum set forth below under the caption "LIBOR Loans" or "Facility Fee Rate", as the case may be, based upon the Consolidated Leverage Ratio as follows:

Consolidated Leverage Ratio	LIBOR Facility Loans	Fee Rate
< 1.0 : 1.0	100.0 bps	25.0 bps
> 1.0 : 1.0 to 1.5 : 1.0	125.0 bps	25.0 bps
> 1.5 : 1.00to 2.0 : 1.0	150.0 bps	30.0 bps
> 2.0 : 1.0	175. 0 bps	37.5 bps

     For purposes of the foregoing, changes in the Applicable Spread for LIBOR Loans and/or Facility Fee Rate shall be effective and apply during the period commencing upon the delivery of the financial information provided to the Bank under Section 5.01 hereof or such earlier time as the Bank becomes aware of such information.

(ii)     "Consolidated Interest Coverage Ratio" means for the Borrower and Subsidiaries, on a consolidated basis, the ratio of (A) the sum of net income, plus depreciation, amortization, interest and tax expense, less capitalized software development costs, capital expenditures and dividends declared during the preceding twelve (12) months, to (B) the sum of interest expense plus the current portion of long term debt.

(iii)     "Consolidated Leverage Ratio" means for the Borrower and Subsidiaries, on a consolidated basis, the ratio of (A) total funded indebtedness outstanding, to (B) the sum of net income, plus depreciation, amortization, interest and tax expenses less capitalized software development costs.

(iv)     "Consolidated Net Worth" means, on any date, the excess of Borrower's and Subsidiaries' Consolidated Total Assets over Consolidated Total Liabilities.

(v)     "Revolving Credit Facility" means the $15,000,000 revolving line of credit established for the Borrower by the Bank pursuant to the provisions of Section 2.01 hereof.

(vi)     "Revolving Credit Facility Termination Date" means March 31, 2010.

(b)     Section 3.01 of the Loan Agreement is amended to add Southbank Systems Limited, Moleseye Limited and GeoBusiness Solutions Limited as Guarantors and, as a condition to the effectiveness as this Agreement, such entities shall execute and deliver to the Bank Guaranties substantially in the form of Exhibit A annexed hereto.

(c)     Section 5.01(o) of the Loan Agreement is amended to read as follows:

"(o) The Borrower, as of the date hereof, has the following subsidiaries: MapInfo Canada, Inc., MapInfo UK Limited., MapInfo Limited., MapInfo GmbH, MapInfo Australia PTY Ltd, ERSIS Australia PTY Ltd., MapInfo Realty, LLC, Southbank Systems Limited, Moleseye Limited, GeoBusiness Solutions Limited, The URPI Group Limited, MapInfo Japan KK, The Data Consultancy Limited and The Unit for Retail Planning Information Ltd. The last four entities are dormant corporations which do not now nor will they in the future have any assets or liabilities. If any of these four entities should become active corporations having assets or liabilities, then Borrower shall immediately notify the Bank and such corporation shall execute and deliver to the Bank a guaranty in form similar to that executed and delivered to the Bank by the Subsidiaries, together with corporate approvals, consents and opinion letters as may be requested or required."

(d)     Section 6.02(f) is amended to read as follows:

"(f) Permit the Borrower's and Subsidiaries' Consolidated Leverage Ratio to exceed 2.5 to 1.0 at the end of any fiscal quarter for the twelve month period then ended."

(e)     Section 6.02 (g) is amended to read as follows:

"(g) Permit the Borrower's and Subsidiaries' Consolidated Net Worth to be less then (i) $120,000,000 on December 31, 2004, and (ii) $120,000,000 plus an amount that increases $2,000,000 at the end of each fiscal year, commencing with the fiscal year ending September 30, 2005."

(f)     New Sections 6.02 (h) and (i) are added to the Loan Agreement to read as follows:

"(h) Permit the Borrower's and Subsidiaries' Consolidated Interest Coverage Ratio to be less than 1.25 to 1.0 at the end of any fiscal quarter for the twelve month period then ended."

"(i) Permit the Borrower or any Subsidiary or Affiliate of the Borrower, to effect the acquisition of any Person under circumstances such that the Borrower's and Subsidiaries' pro forma Consolidated Leverage Ratio exceeds 2.0 to 1.0 at the end of any fiscal quarter for the twelve month period then ended."

3.     Ratification. Except as provided in paragraphs 2 hereof, all of the terms, covenants, conditions and provisions contained in the Loan Agreement, as amended, the Notes, the Guaranties and any other loan documents are hereby ratified, confirmed and restated in all respects and shall remain in full force and effect.

4.     Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

(a)     The Borrower continues to be a duly constituted and validly existing corporation in its jurisdiction of incorporation, in good standing with full power and authority to own its properties, to conduct its businesses and to execute, deliver and perform all of the obligations to be performed by it hereunder.

(b)     The execution, delivery and performance by the Borrower has been duly authorized by all necessary corporate action, which corporate action has not been amended, repealed or rescinded.

(c)     The execution, delivery and performance of this Agreement by the Borrower does not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or award presently in affect having applicability to the Borrower, (ii) violate the provisions of the Borrower's certificate of incorporation or by-laws, or (iii) result in a breach or constitute a default under any document, instrument or agreement to which the Borrower is a party or by which the Borrower is or may be bound or affected.

(d)     The Borrower is unaware of any Event of Default or events which, with the passage of time or the giving of notice, or both, would constitute an Event of Default under the Loan Agreement.

(e)     The Borrower does not have, as of the date hereof, any offsets, defenses or counterclaims with respect to any of its obligations under the Loan Agreement, the Notes, or any other loan document.

(f)     Except as modified hereby, all representations and warranties made by the Borrower under and pursuant to the Loan Agreement are true and correct on and as of the date hereof and shall remain in full force and effect.

(g)     All covenants and promises made in the Loan Agreement are valid and binding promises enforceable in accordance with their terms without offset, defense or counterclaim.

5.     Entire Agreement. This Agreement contains the entire understanding between the parties hereto relating to the subject matter thereof.

6.     Amendment. This Agreement may not be amended, modified, changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, change or termination is sought.

7.     Applicable Laws. This Agreement shall be construed, enforced and interpreted in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

8.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be made, executed and delivered on the day, month and year first above written.

MAPINFO CORPORATION

BY:	/s/ K. Wayne McDougall
Name: K. Wayne McDougall
Title: Vice President and Chief Financial Officer

MAPINFO AUSTRALIA PTY, LIMITED

BY:	/s/ K. Wayne McDougall
Name: K. Wayne McDougall
Title: Director

ERSIS AUSTRALIA PTY, LIMITED

BY:	/s/ K. Wayne McDougall
Name: K. Wayne McDougall
Title: Director

MAPINFO CANADA, INC.

BY:	/s/ K. Wayne McDougall
Name: K. Wayne McDougall
Title: Treasurer and Secretary

MAPINFO GmbH

BY:	/s/ Mark P. Cattini
Name: Mark P. Cattini
Title: President and CEO, MapInfo Corporation

MAPINFO LIMITED

BY:	/s/ K. Wayne McDougall
Name: K. Wayne McDougall
Title: Director

MAPINFO REALTY, LLC

BY:	/s/ K Wayne McDougall
Name: K. Wayne McDougall
Title: Vice President and Chief Financial Offcicer MapInfo Corporation, its sole member

JPMORGAN CHASE BANK, NA

BY:	/s/ David C. Horan, Jr.
Name: David C. Horan, Jr.
Title: Vice President